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                                                                    EXHIBIT 23.1



                [LETTERHEAD OF VITALE CATURANO & COMPANY, LTD.]


         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders of
Central Bancorp, Inc.:

As independent public accountants, we hereby consent to the incorporation of our report, dated May 3, 2005, with respect to the consolidated balance sheet of Central Bancorp, Inc. and subsidiary as of March 31, 2005, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended March 31, 2005, included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (File 333-87005 and 333-49264).

/s/ Vitale Caturano & Company, LTD.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
June 27, 2005